Exhibit 99.2

SAIC Announces Proposed Offering of $400.0 Million in Senior Notes

March 3, 2020

RESTON, Va. — (BUSINESS WIRE) — Science Applications International Corp. (NYSE: SAIC) (“SAIC”), a leading technology integrator providing high-end solutions in engineering, IT and mission solutions across the defense, space, civilian and intelligence markets, announced today that it intends to commence an offering of $400.0 million aggregate principal amount of senior notes due 2028 (the “Notes”), subject to market and other conditions.

SAIC intends to use the net proceeds from this offering of Notes, cash on its balance sheet, borrowings under its credit facility and proceeds from the sale of receivables under its receivable factoring facility to finance the acquisition of substantially all of the assets and liabilities of the Unisys Federal operating unit of Unisys Corporation (the “Acquisition”) and to pay related fees and expenses, with any remaining net proceeds being used for general corporate purposes. The Notes will be senior unsecured obligations of SAIC.

The Notes and the related guarantees are being offered and sold to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The Notes and the related guarantees have not been registered for sale under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum. The Notes being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the applicable private offering memorandum.

About SAIC

SAIC® is a premier technology integrator solving our nation’s most complex modernization and readiness challenges. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes high-end solutions in engineering, IT and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective and efficient solutions.

We are 23,000 strong; driven by mission, united by purpose and inspired by opportunities.

Lauren Presti

703-676-8982

lauren.a.presti@saic.com

Source: Science Applications International Corp.